UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXAR CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	3674	94-1741481
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

48720 Kato Road

Fremont, CA 94538

(510) 668-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas R. Melendrez

Exar Corporation

48720 Kato Road

Fremont, CA 94538

(510) 668-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David J. Johnson, Jr., Esq.	Steve Sonne, Esq.
O’Melveny & Myers LLP	O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700	2765 Sand Hill Road
Los Angeles, California 90067	Menlo Park, California 94025
(310) 553-6700	(650) 473-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value (1)	7,591,605	$10.77	$81,761,585.85	$2,510.09
Total Registration Fee				$2,510.09

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 as amended, and based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Market on November 2, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Common Stock, par value $0.0001 per share

This prospectus relates solely to the resale of up to an aggregate of 7,591,605 shares of Exar Corporation common stock issued to Rodfre Holdings LLC.

The selling stockholder, Rodfre Holdings LLC, (which term as used herein includes its pledgees, donees, transferees or other successors-in-interest) may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholder. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholder will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

Currently, our common stock is quoted on The NASDAQ Global Market under the symbol “EXAR.” On November 2, 2007, the last quoted sale price of our common stock was $10.89 per share.

Investing in the common stock involves risks. For more information, see the section of this prospectus entitled “ RISK FACTORS.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 2, 2007

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell or provide for the resale by holders of, any of the common stock described in this prospectus from time-to-time. We will provide specific terms of the offered securities in supplements to this prospectus. Each prospectus supplement may add, update or change information contained in this prospectus. Before purchasing any common stock, you should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized any person to make a statement that differs from what is included or incorporated by reference in this prospectus or any prospectus supplement. If any person does make a statement that differs from what is included or incorporated by reference in this prospectus or any prospectus supplement, you should not rely on it. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. The business, financial condition, results of operations and prospects of the registrants hereunder may have changed materially since that date.

References in this prospectus to “Sipex” refer to Sipex Corporation and its subsidiaries. References in this prospectus to “Exar”, the “Company”, “we”, “us” and “our” refer to Exar Corporation and its subsidiaries, including Sipex Corporation, unless otherwise specified.

WHERE YOU CAN FIND MORE INFORMATION

Exar files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information about registrants that file electronically with the SEC, including us. Our recent SEC filings are also available to the public free of charge at our website at www.exar.com. Except for the documents described below, information on our website is not incorporated by reference into this prospectus.

Exar’s common stock is quoted on The NASDAQ Global Market under the symbol “EXAR”, and our SEC filings can also be read at the following address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we have sold all of the securities to which this prospectus relates. Any statement in a document incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus, any prospectus supplement or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time-to-time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We specifically incorporate by reference into this prospectus the documents listed below which have previously been filed with the SEC:

•	Exar’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed on June 12, 2007 (as amended on Form 10-K/A, filed on July 19, 2007) (each, Commission File No. 000-14225);

•	Exar’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed on August 7, 2007 (Commission File No. 000-14225);

•

Exar’s Current Reports on Form 8-K, filed with the Commission on August 30, 2007, August 28, 2007, August 24, 2007, July 31, 2007, July 17, 2007, May 8, 2007 and April 25, 2007 and Current Report on Form 8-K/A filed with the Commission on November 5, 2007 (each, Commission File No. 000-14225); and

•

The description of Exar’s common stock contained in the Registration Statement on Form 8-A filed on February 12, 1986, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to us at the following address or by calling us at (510) 668-7000 between the hours of 9:00 a.m. and 5:00 p.m., Pacific time: Exar Corporation, 48720 Kato Road, Fremont, California 94538. These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.exar.com. Except for the documents described above, information on our website is not incorporated by reference into this prospectus.

The mailing address of Exar’s principal executive offices is 48720 Kato Road, Fremont, CA 94538 and its telephone number at that location is (510) 668-7000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which represent our expectations or beliefs concerning future events. When used in this prospectus and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.

All forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein are based upon information available to us on the date of this prospectus, prospectus supplement or such document. We caution you that the risk factors described above may not be exhaustive as we operate in a continually changing business environment, and new risk factors emerge from time-to-time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking statements or events discussed in this prospectus, any prospectus supplement or any document incorporated herein by reference may not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

See the section of this prospectus entitled “RISK FACTORS” for risks that may cause forward-looking statements to be inaccurate or cause Exar’s actual results to differ materially from our expectations.

RISK FACTORS

If we are not able to successfully integrate, operate and manage the combined company resulting from our recent merger with Sipex Corporation, we may fail to realize the expected benefits of the merger, which could have a material adverse effect on our business, financial condition and operating results.

Our merger with Sipex Corporation, which was effective August 25, 2007, resulted in the combination of two previously independent public companies and may require a long period of integration to realize the benefits we hope to achieve with the merger. Although we expect considerable benefits as a result of the merger, we will need to effectively address significant challenges to realize these expected benefits and synergies of the merger and there can be no assurance that we will actually realize any of these anticipated benefits. The integration of companies is a complex, time-consuming and expensive process that, without proper planning, implementation and execution, could disrupt our business and divert our management’s focus and resources from the day-to-day operation of the business to matters relating to the merger. Integration over multiple geographies throughout the world presents even greater challenges. These challenges include but are not limited to:

•	integrating the management teams, strategies, cultures and operations of the two companies;

•	retaining and assimilating the key personnel of each company;

•	integrating sales, engineering, operations, marketing and business development operations;

•	retaining and maintaining relationships with existing customers and distribution and other partners of each company;

•	achieving enterprise synergies;

•	managing multiple geographic locations;

•	integrating purchasing and procurement and retaining the main sources of supply and/or services of both companies;

•	maintaining and integrating the virtual private network-based enterprise resource planning system utilized by Sipex Corporation;

•	developing new products and services that optimize the assets and resources of both companies;

•	coordinating research and development activities to enhance the timely introduction of new products and technologies;

•	consolidating corporate, information technology, sales, engineering, operations and administrative infrastructures; and

•	creating uniform standards, controls (including internal controls over financial reporting), procedures, policies and information systems.

Meeting these challenges will involve considerable risks, such as:

•	the potential disruption of each company’s ongoing business and distraction of their respective management teams;

•	the difficulty of fully leveraging acquired technology and intellectual property rights into our products;

•	unanticipated expenses related to integration, including technical and operational integration;

•

the impairment of relationships with employees, customers and channel partners such as Future Electronics Inc., or Future, including potential changes in existing agreements or delay or deferral in decisions, as a result of the integration process; and

•	potential unknown liabilities associated with the merger.

Integrating businesses and operations of this magnitude and scope can be challenging, and there can be no assurance that we will succeed in integrating Sipex Corporation’s business into ours or that we will realize the anticipated benefits of the merger. If we do not succeed in addressing these challenges or any other problems encountered in connection with the merger, our operating results and financial condition could be adversely affected.

Our stock price is volatile.

The market price of our common stock has fluctuated significantly to date. In the future, the market price of our common stock could be subject to significant fluctuations due to:

•	our anticipated or actual operating results;

•	announcements or introductions of new products by us or our competitors;

•	technological innovations by us or our competitors;

•	product delays or setbacks by us, our customers or our competitors;

•	potential supply disruptions;

•	sales channel interruptions;

•	concentration of sales among a small number of customers;

•	conditions in the communications and semiconductor markets;

•	the commencement and/or results of litigation;

•	changes in estimates of our performance by securities analysts;

•	decreases in the value of our investments, thereby requiring an asset impairment charge against earnings;

•	repurchasing shares of our common stock, including under our stock repurchase plan;

•	announcements of merger or acquisition transactions;

•	the impact of expensing stock options; and/or

•	general global economic and market conditions.

In particular, the market price of our common stock may decline as a result of the merger for a number of reasons including:

•	the integration of the combined company may be unsuccessful;

•	we may not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by us or financial or industry analysts; or

•	the effect of the merger on our financial results may not be consistent with our expectations or those of the financial or industry analysts.

In the past, securities and class action litigation has been brought against companies following periods of volatility in the market prices of their securities. We may be the target of one or more of these class action suits, which could result in significant costs and divert management’s attention, thereby harming our business, results of operations and financial condition.

In addition, at times the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many high technology companies, including semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of those companies. Any such fluctuations may harm the market price of our common stock.

Our financial results may fluctuate significantly because of a number of factors, many of which are beyond our control.

Our financial results may fluctuate significantly. Some of the factors that affect our financial results, many of which are difficult or impossible to control or predict, are:

•	the cyclical nature of the semiconductor industry;

•

our difficulty predicting revenues and ordering the correct mix of products from suppliers due to limited visibility provided by customers and channel partners coupled with a high number of orders placed for products to be shipped in the same quarter;

•	the mix of product sales, as our margins vary across product lines;

•	the effect the timing of sales by our resellers on its reported results as a result of our sell-through revenue recognition policies;

•	the reduction, rescheduling, cancellation or timing of orders by our customers and channel partners due to, among others, the following factors:

—	management of customer, subcontractor and/or channel inventory;

—	delays in shipments from our subcontractors causing supply shortages;

—	dependency on a single product with a single customer;

—	volatility of demand for equipment sold by our large customers, which in turn, introduces demand volatility for our products;

—	temporary disruption in customer demand as customers change or modify their complex subcontract manufacturing supply chain;

—	temporary disruption in customer demand due to technical issues with our device or other components in their system;

—	the inability of our customers to obtain components from their other suppliers; and

—	disruption in the sales or distribution channels;

•	our ability to maintain and expand distributor relationships;

•	changes in sales and implementation cycles for our products;

•	the ability of our suppliers and customers to obtain financing or to fund capital expenditures;

•	changes in the mix of products that our customers purchase;

•	risks associated with entering new markets, such as increased competition, should we decide to do so;

•	the announcement or introduction of products by our existing competitors or potential new competitors;

•	loss of market share by our customers;

•	competitive pressures on selling prices or product availability;

•	pressures on selling prices overseas due to foreign currency exchange fluctuations;

•	erosion of average selling prices coupled with the inability to sell newer products with higher average selling prices, resulting in lower overall revenue and margins;

•	market and/or customer acceptance of our products;

•	consolidation among our competitors, our customers and/or our customers’ customers;

•	changes in our customers’ end user concentration or requirements;

•	loss of one or more major customers;

•	significant changes in ordering pattern by major customers;

•	our or our channel partners’ ability to maintain and manage appropriate inventory levels;

•	the availability and cost of materials and services, including foundry, assembly and test capacity, needed by us from our foundries and suppliers;

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if wafer fabrication or packaging and test suppliers discontinue or experience extended disruption of supply, we may incur increased costs to obtain alternative suppliers or investment in inventory to meet continuity of supply obligations to customers;

•	temporary disruptions in our or our customers’ supply chain due to natural disaster, fire, outbreak of communicable diseases, labor disputes, or civil unrest;

•	fluctuations in the manufacturing output, yields, and capacity of our suppliers;

•	fluctuation in suppliers’ capacity due to reorganization, relocation or shift in business focus;

•	problems, costs, or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design and device integration;

•	our ability to successfully introduce and transfer into production new products and/or integrate new technologies;

•	increase in manufacturing costs;

•	higher mask tooling costs associated with advanced technologies;

•	the amount and timing of our investment in research and development;

•	costs and business disruptions associated with shareholder or regulatory issues;

•	the timing and amount of employer payroll tax to be paid on our employees’ gains on stock options exercised;

•	increased costs and time associated with compliance with accounting rules or other regulatory requirements;

•	changes in accounting or other regulatory rules, such as the requirement to record expenses for stock-based compensation and to change tax accounting principles;

•	fluctuations in interest rates and/or market values of our marketable securities;

•	litigation costs associated with the defense of suits brought or complaints made against us; and

•	changes in or continuation of certain tax provisions.

Our expense levels are based, in part, on expectations of future revenues and are, to a large extent, fixed in the short-term. Our future revenues are difficult to predict and at times in the past we have failed to achieve revenue expectations. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If revenue levels are below expectations for any reason, operating results are likely to be unfavorably affected.

Because a significant portion of our total assets are represented by goodwill and other intangible assets which are subject to mandatory annual impairment evaluations, we could be required to write off some or all of this goodwill, which may adversely affect our financial condition and results of operations.

We account for the acquisition of Sipex Corporation using the purchase method of accounting. A portion of the purchase price for this business is allocated to identifiable tangible and intangible assets and assumed liabilities based on estimated fair values at the date of consummation. Any excess purchase price is allocated to goodwill. In accordance with the Financial Accounting Standards Board’s Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is reviewed annually, or more frequently if impairment indicators arise, for impairment. When we perform future impairment tests, it is possible that the carrying value of goodwill could exceed its implied fair value and therefore would require adjustment. Such adjustment would result in a charge to operating income in that period. Once adjusted, there can be no assurance that there will not be further adjustments for impairment in future periods.

Internal deficiencies or weaknesses in internal controls as a result of the merger that are not yet identified could emerge, and internal control deficiencies or weaknesses previously identified by Sipex Corporation could have an adverse effect on our financial results.

Our ability to implement our business plan successfully in an unpredictable market requires effective management systems and a system of financial processes and controls. If we are unable to maintain an adequate level of processes and controls and our systems and procedures, we may not be able to accurately report our financial performance on a timely basis and our business would be adversely affected.

Over time we may identify and correct deficiencies or weaknesses in our internal controls and, where and when appropriate, report on the identification and correction of these deficiencies or weaknesses. However, the internal control procedures can provide only reasonable, and not absolute, assurance that deficiencies or weaknesses are identified. Deficiencies or weaknesses that are not yet identified by us could emerge and the identification and correction of these deficiencies or weaknesses could have a material impact on our results of operations.

As part of our integration of Sipex Corporation, we must combine two previously separate internal control environments. Each control environment contains a significant number of individual controls that must operate separately until we are able to combine the two environments. We anticipate that the combination of the two control environments will be a complex and time-consuming process. We may make errors or fail to properly or timely integrate all internal control elements, which could have an adverse impact on our ability to accurately produce financial statements. The disclosure of such errors or failures could have an adverse impact on our stock price.

In addition, for the fiscal year ended January 1, 2005, Sipex Corporation management informed their Audit Committee that they identified “material weaknesses,” as defined by the Public Company Accounting Oversight Board (or PCAOB), in the design and operation of Sipex Corporation’s internal controls. These weaknesses related to entity-level control activities, revenue accounting and controls related to the financial closing process.

For the fiscal years ended December 31, 2005 and December 30, 2006, Sipex Corporation was not an accelerated filer, and therefore Sipex Corporation was not required to make the annual report on internal control over financial reporting required by Item 308(a) of Regulation S-K. Sipex’s independent registered public accounting firm was not required to issue a separate attestation on management’s assessment of Sipex’s internal control over financial reporting under Item 308(b).

During fiscal year ended December 30, 2006, Sipex Corporation management continued efforts to improve its internal controls over financial reporting, in particular to remediate the material weaknesses reported as of January 1, 2005. However, as Sipex Corporation was not an accelerated filer, and therefore not subject to the requirements of Item 308(a) and Item 308(b) of Regulation S-K, as noted above, there can be no assurance that the material weaknesses reported as of January 1, 2005 were fully remediated prior to the Company’s merger with Sipex Corporation.

We have already incurred significant costs associated with the merger and may continue to incur additional material costs relating to the merger going forward, which may adversely affect our financial results.

We have incurred direct transaction costs associated with the merger, including direct costs of the acquisition as well as liabilities to be accrued in connection with the acquisition. We may also incur charges to operations, which are not currently reasonably estimable, in the quarters following the consummation of the merger in order to reflect costs associated with integration. There is no assurance that we will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. We anticipate that the combination will require significant cash outflows for acquisition and integration related costs. If the benefits of the merger do not exceed the integration costs, our financial results may be adversely affected.

We have made and in the future may make acquisitions and significant strategic equity investments, which may involve a number of risks. If we are unable to address these risks successfully, such acquisitions and investments could have a materially adverse impact on our business, financial condition and results of operations.

We have undertaken a number of strategic acquisitions and investments in the past, including our recent merger with Sipex Corporation, and may do so from time to time in the future. The risks involved with these acquisitions and investments include:

•	the possibility that we may not receive a favorable return on our investment or incur losses from our investment, or the original investment may become impaired;

•	failure to satisfy or set effective strategic objectives;

•	our assumption of known or unknown liabilities or other unanticipated events or circumstances; and

•	the diversion of management’s attention from normal daily operations of the business.

Additional risks involved with acquisitions include:

•	difficulties in integrating the operations, technologies, products and personnel of the acquired company or its assets;

•	difficulties in supporting acquired products or technologies;

•	difficulties or delays in the transfer of manufacturing flows and supply chains of products of acquired businesses;

•	failure to retain key personnel;

•	unexpected capital equipment outlays and related expenses;

•	difficulties in entering markets in which we have limited or no direct prior experience and where competitors in such markets may have stronger market positions;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	under-performance problems with an acquired company;

•	issuance of common stock that would dilute our current stockholders’ percentage ownership;

•	recording of goodwill and non-amortizable intangible assets that will be subject to periodic impairment testing and potential impairment charges against our future earnings;

•	incurring amortization expenses related to certain intangible assets;

•	the opportunity cost associated with committing capital in such investments;

•	incurring large and immediate write-offs; and

•	becoming subject to litigation.

Risks involved with strategic equity investments include:

•	the possibility of litigation resulting from these types of investments;

•	the possibility that we may not receive early access to disruptive technology;

•	the possibility that we may not receive a financial return on our investments or incur losses from these investments;

•	a changed or poorly executed strategic plan; and

•	the opportunity cost associated with committing capital in such investments.

We may not be able to address these risks successfully without substantial expense, delay or other operational or financial problems. Any delays or other such operations or financial problems could adversely impact our business, financial condition and results of operations.

We are experiencing, and may continue to experience, unforeseen complications from the transfer of manufacturing processes to Silan in China and Episil Technologies in Taiwan.

Sipex Corporation transferred its manufacturing processes to foundries operated by Silan in China and Episil in Taiwan in conjunction with the closure of their Milpitas, California wafer fabrication facility. The transfer has been and continues to be a complicated and time-consuming process that has been met with significant unforeseen complications that delayed the integration transfer and required additional allocation of our resources. There can be no guarantees that additional unforeseen integration issues will not arise in the future related to the integration that could cause additional delays which could materially adversely affect our ability to timely produce our products for distribution. In addition, the parties may be unable to achieve all or any of the expected benefits of the relationship within the anticipated time-frames. The anticipated synergies between us and Silan or Episil may not be as significant as originally expected. The market for the products in China may not grow as rapidly or as large as both parties currently anticipate. The manufacturing processes and wafer testing for certain products may not be qualified by us following the transfer from us to Silan or Episil, or the qualification process may take significantly longer than currently expected. This could result in additional operating costs, loss of customers, and business disruption.

If we fail to develop, introduce or enhance products that meet evolving market needs or which are necessitated by technological advances, or we are unable to grow revenues, then our business, financial condition and results of operations could be materially and adversely impacted.

The markets for our products are characterized by:

•	changing technologies;

•	evolving and competing industry standards;

•	changing customer requirements;

•	increasing product development costs;

•	long design-to-production cycles;

•	competitive solutions;

•	fluctuations in capital equipment spending levels and/or deployment;

•	rapid adjustments in customer demand and inventory;

•	increasing functional integration;

•	increasing price pressure;

•	moderate to slow growth;

•	frequent product introductions and enhancements;

•	changing competitive landscape (consolidation, financial viability); and

•	finite market windows for product introductions.

Our growth depends in part on our successful development of new products for our core markets. We must: (i) anticipate customer and market requirements and changes in technology and industry standards; (ii) properly define and develop new products on a timely basis; (iii) gain access to and use technologies in a cost-effective manner; (iv) continue to expand our technical and design expertise; (v) timely introduce and cost-effectively manufacture new products; (vi) differentiate our products from our competitors’ offerings; and (vii) gain customer acceptance of our products. In addition, we must continue to have our products designed into our customers’ future products and maintain close working relationships with key customers to develop new products that meet their evolving needs. Moreover, we must respond to shifts in market demands, the trend towards increasing functional integration and other changes in a rapid and cost-effective manner. Migration from older products to newer products may result in volatility of earnings during periods of transition to new products.

Products for our customers’ applications are based on continually evolving industry standards and new technologies. Our ability to compete will depend in part on our ability to identify and ensure compliance with these industry standards. The emergence of new standards could render our products incompatible and, as a result, we could be required to invest significant time, effort and expenses to develop and qualify new products to ensure compliance with industry standards.

The process of developing and supporting new products is complex, expensive and uncertain, and if we fail to accurately predict and understand our customers’ changing needs and emerging technological trends, our business may be harmed. In addition, we may make significant investments to modify new products according to input from one or more customers who then, in the end, may choose competitor’s or an internal solution, or cancel the project. We may not be able to identify new product opportunities successfully, develop and bring to market new products, achieve design wins, ensure when and which design wins actually get released to production, or respond effectively to technological changes or product announcements by our competitors. In addition, we may not be successful in developing or using new technologies or may incorrectly anticipate market demand and develop products that achieve little or no market acceptance. Our pursuit of technological advances may require substantial time and expense and may ultimately prove unsuccessful. Failure in any of these areas may harm our business, financial condition and results of operations.

If we are unable to convert a significant portion of our design wins into actual revenue, our business, financial condition and results of operations could be materially and adversely impacted.

We have secured a significant number of design wins for new and existing products. Such design wins are necessary for revenue growth. However, many of our design wins may never generate revenues if their end-customer projects are unsuccessful in the market place or the end-customer terminates the project, which may occur for a variety of reasons. Mergers and consolidation among our customers may lead to termination of certain projects before the associated design win generates revenue. If design wins do generate revenue, the time lag between the design win and meaningful revenue is typically in excess of eighteen months. If we fail to convert a significant portion of our design wins into substantial revenue, our business, financial condition and results of operations could be materially and adversely impacted.

If we are unable to accurately forecast demand for our products, we may be unable to efficiently manage our inventory.

Due to the absence of substantial non-cancelable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. As a consequence of inaccuracies inherent in forecasting, inventory imbalances periodically occur that result in surplus amounts of some of our products and shortages of others. Such shortages can adversely affect customer relations and surpluses can result in larger-than-desired inventory levels, which can adversely affect our financial position.

The general state of the U.S. and global economies, as well as our market, may materially and adversely affect our business, financial condition and results of operations.

Periodic declines or fluctuations in corporate profits, lower capital equipment spending, the impact of conflicts throughout the world, terrorist acts, natural disasters, volatile energy costs, the outbreak of communicable diseases and other geopolitical factors have had, and may continue to have, a negative impact on the U.S. and global economies. Our revenue and profitability have generally followed market fluctuations in our industry, which fluctuations have affected the demand for our own and our customers’ products, thus affecting our revenues and profitability. Our customers continue to experience consolidation in their industries which may result in project delays or cancellations. Uncertainties in anticipated spending levels or further consolidation may adversely affect our business, financial condition and results of operations. We are unable to predict the strength or duration of current market conditions or effects of consolidation. If the market does not improve measurably, or declines, our business, financial condition and results of operations may be materially and adversely impacted.

Our business may be adversely affected if we fail to effectively utilize and incorporate acquired technology.

We have acquired and may in the future acquire intellectual property to accelerate our time to market for new products. Acquisitions of intellectual property may involve risks such as successful technical integration into new products, market acceptance of new products, and achievement of planned return on investment. Successful technical integration in particular requires a variety of factors which we may not currently have, such as available technical staff with sufficient time to devote to integration, the requisite skill sets to interpret the acquired technology, and the necessary support tools to effectively utilize the technology. The timely and efficient integration of acquired technology may be adversely impacted by inherent design deficiencies or application requirements. The potential failure of or delay in product introduction utilizing acquired intellectual property could lead to an impairment of capitalized intellectual property acquisition costs.

If we are unable to compete effectively with existing or new competitors, we will experience fewer customer orders, reduced revenues, reduced gross margins and lost market share.

We compete in markets that are intensely competitive, and which are subject to both rapid technological change and continued price erosion. Our competitors include many large domestic and foreign companies that have substantially greater financial, technical and management resources and leverage than we have.

We have experienced increased competition at the design stage, where customers evaluate alternative solutions based on a number of factors, including price, performance, product features, technologies, and availability of long-term product supply and/or roadmap guarantee. Additionally, we experience, in some cases, severe pressure on pricing from some of our competitors or on-going cost reduction expectations from customers. Such circumstances may make some of our products unattractive due to price or performance measures and result in losing our design opportunities or causing a decrease in our revenue and margins. Also, competition from new companies in emerging economy countries with significantly lower costs could affect our selling price and gross margins. Loss of competitive position could result in price reductions, fewer customer orders, reduced revenues, reduced gross margins and loss of market share, any of which would affect our operating results and financial condition. To remain competitive, we continue to evaluate our manufacturing operations, looking for additional cost savings and technological improvements. If we are unable to successfully implement new process technologies and to achieve volume production of new products at acceptable yields, our operating results and financial condition may be affected. In addition, if competitors in Asia reduce prices on commodity products, it would adversely affect our ability to compete effectively in that region. Our future competitive performance depends on a number of factors, including our ability to:

•	accurately identify emerging technological trends and demand for product features and performance characteristics;

•	develop and maintain competitive products;

•	enhance the Company’s products by adding innovative features that differentiate the Company’s products from those of our competitors;

•	bring products to market on a timely basis at competitive prices;

•	respond effectively to new technological changes or new product announcements by others;

•	increase device performance and improve manufacturing yields;

•	adapt products and processes to technological changes; and

•	adopt or set emerging industry standards.

There can be no assurance that our design, development and introduction schedules for new products or enhancements to our existing and future products will be met. In addition, there can be no assurance that these products or enhancements will achieve market acceptance, or that we will be able to sell these products at prices that are favorable.

If our distributors or sales representatives stop selling or fail to successfully promote our products, our business, financial condition and results of operations could be adversely affected.

We sell many of our products through distributors, most of which sell directly to original equipment manufacturers (or OEMs), and numerous sales representatives. Our non-exclusive distributors and sales representatives may carry our competitors’ products, which could adversely impact or limit sales of our products. Additionally, they could reduce or discontinue sales of our products or may not devote the resources necessary to sell our products in the volumes and within the time frames that we expect. Our agreements with distributors contain limited provisions for return of our products, including stock rotations whereby distributors may return a percentage of their purchases from us based upon a percentage of their most recent three months of shipments. In addition, in certain circumstances upon termination of the distributor relationship, distributors may return some portion of their prior purchases. The loss of business from any of our significant distributors or the delay of significant orders from any of them, even if only temporary, could significantly reduce our income, delay recognition of revenue and impact our ability to accurately predict cash flow.

Moreover, we depend on the continued viability and financial resources of these distributors and sales representatives, some of which are small organizations with limited working capital. In turn, these distributors and sales representatives are subject to general economic and semiconductor industry conditions. We believe that our success will continue to depend on these distributors and sales representatives. If some or all of our distributors and sales representatives experience financial difficulties, or otherwise become unable or unwilling to promote and sell our products, our business, financial condition and results of operations could be adversely affected.

We derive a substantial portion of our revenues from Future, a related party, and our revenues would likely decline significantly if Future elected not to promote, sell, cancel, reduce or defer purchases of our products.

As a result of our acquisition of Sipex Corporation, Future Electronics, or Future, has become a significant distributor of the combined company and has historically accounted for a significant portion of both companies’ revenues. Future is our largest distributor worldwide and we anticipates that sales of our products to Future will continue to account for a significant portion of our revenues. The loss of Future as a distributor, or a significant reduction in orders from Future would materially and adversely affect our operating results, business, and financial condition.

We have a distributor agreement with Future that provides for Future to act as our sole distributor for certain products within North America and Europe. If Future were to cease distributing these products, we could experience a reduction in sales as we retain replacement distributors for these products. Sales to Future are made under an agreement that provides protection against price reduction for their inventory of our products. As such, we could be exposed to significant liability if the inventory value of the products held by Future declined dramatically. Our distributor agreement with Future does not contain minimum purchase commitments. As a result, Future could cease purchasing our products with short notice to us. In addition, Future may defer or cancel orders without penalty, which would likely cause our revenues, business, and financial condition to decline.

An affiliate of Future, our largest distributor, beneficially owns a significant percentage of our common stock, which will allow Future to significantly influence matters requiring stockholders’ approval. In addition, an executive officer of Future is on our board of directors, which could lead to actual or imputed influence from Future.

As a result of our acquisition of Sipex Corporation, an affiliate of Future, our largest distributor, owns a significant percentage of our outstanding shares and Pierre Guilbault, the chief financial officer of Future, is a member of our board of directors. Due to its ownership of a significant percentage of our common stock, Future will be able to exert strong influence over, and effectively control, actions requiring the approval of our stockholders, including the election of directors, many types of change of control transactions and amendments to the Company’s charter documents, although Future is bound by a Lock-Up and Standstill Agreement, effective May 7, 2007, prohibiting Future from either soliciting proxies or seeking to advise anyone with respect to voting our stock. The significant ownership percentage of Future could have the effect of delaying or preventing a change of control or otherwise discouraging a potential acquirer from obtaining control of us. Conversely, by virtue of Future’s percentage ownership of our stock, Future could facilitate a takeover transaction that our board of directors did not approve, although, by the terms of the same Lock-Up and Standstill Agreement, Future is prohibited from making any public announcements with respect to, or proposing, any extraordinary transaction involving us.

This relationship could also result in actual or imputed attempts to influence management to take actions beneficial to Future which may or may not be beneficial to us or in our best interests. Future could attempt to obtain terms and conditions more favorable than those we would typically provide our distributors because of its relationship to us. Any such actual or perceived preferential treatment could materially and adversely affect our business, financial condition and results of operations.

We depend on third-party foundries to manufacture our integrated circuits. Any disruption in or loss of the foundries’ capacity to manufacture our products subjects us to a number of risks, including the potential for an inadequate supply of products and higher materials costs. These risks may lead to delayed product delivery or increased costs, which could materially and adversely affect our business, financial condition and results of operations.

We do not own or operate a semiconductor fabrication facility, or a foundry. We utilize various foundries for different processes. Our products are based on complementary metal oxide semiconductor, or CMOS, BiCMOS and bipolar processes. Chartered Semiconductor Manufacturing Ltd., or Chartered, located in Singapore, manufactures the majority of the CMOS wafers from which our communications and UART products are manufactured. Episil, located in Taiwan, and Silan, located in China, manufacture power and interface wafers for the Company. These foundries produce semiconductors for many other companies (many of which have greater requirements than us), and therefore, we may not have access on a timely basis to sufficient capacity or certain process technologies. In addition, we rely on our foundries continued financial health and ability to continue to invest in smaller geometry manufacturing processes and additional wafer processing capacity.

The manufacturing processes for our products are highly complex and are continuously being modified in an effort to improve yields and product performance. Many of our new products are designed to take advantage of smaller geometry manufacturing processes. Due to the complexity and increased cost of migrating to smaller geometries as well as process changes, we could experience interruptions in production or significantly reduced yields causing product introduction or delivery delays. If such delays occur, our products may have delayed market acceptance or customers may select our competitors’ products during the design process. In addition, yields can be adversely affected by minute impurities in the environment or other problems that occur in the complex manufacturing process. Many of these problems are difficult to diagnose and are time-consuming or expensive to remedy. In particular, new process technologies or new products can be subject to especially wide variations in manufacturing yields and efficiency. There can be no assurance that our foundries or the foundries of our suppliers will not experience unfavorable yield variances or other manufacturing problems that result in delayed product introduction or delivery delays. This risk is particularly significant in the near term as we transfer our manufacturing processes to Silan and Episil.

We do not have long-term wafer supply agreements with Chartered that would guarantee wafer quantities, prices, and delivery or lead times, but we do provide minimum purchase commitments to Silan and Episil in accordance with our supply agreements. Rather, the foundries manufacture our products on a purchase order basis. We provide Chartered and our other foundries with rolling forecasts of our production requirements. However, the ability of our foundries to provide wafers is limited by the foundries’ available capacity. There can be no assurance that our third party foundries will allocate sufficient capacity to satisfy our requirements. Furthermore, any sudden reduction or elimination of any primary source or sources of fully processed wafers could result in a material delay in the shipment of our products. If any other delays or shortages occur in the future, our business and operating results will be negatively impacted.

In addition, we cannot be certain that we will continue to do business with Chartered or our other foundries on terms as favorable as our current terms. Significant risks associated with our reliance on third-party foundries include:

•	the lack of assured process technology and wafer supply;

•	financial and operating stability of the foundries;

•	limited control over delivery schedules;

•	limited manufacturing capacity of the foundries;

•	limited control over quality assurance, manufacturing yields and production costs; and

•	potential misappropriation of our intellectual property.

We could experience a substantial delay or interruption in the shipment of our products or an increase in our costs due to any of the following:

•

a manufacturing disruption experienced by foundries utilized by us or sudden reduction or elimination of any existing source or sources of semiconductor manufacturing materials or processes, which might include the potential closure, change of ownership, change of management or consolidation by one of our foundries;

•	extended time required to identify, qualify and transfer to alternative manufacturing sources for existing or new products;

•	failure of our foundries to obtain raw materials and equipment;

•	financial and operating stability of the foundries or any of their suppliers;

•	acts of terrorism or civil unrest or an unanticipated disruption due to communicable diseases, political instability, natural disasters; and

•	a sudden, sharp increase in demand for semiconductor devices, which could strain the foundries’ manufacturing resources and cause delays in manufacturing and shipment of our products.

To secure foundry capacity, we may be required to enter into financial and other arrangements with foundries, which could result in the dilution of our earnings or otherwise harm our operating results.

Allocation of a foundry’s manufacturing capacity may be influenced by a foundry customer’s size, the existence of a long-term agreement with the foundry or other commitments. To address foundry capacity constraints, we and other semiconductor companies that rely on third-party foundries have utilized various arrangements, including equity investments in or loans to foundries in exchange for guaranteed production capacity, joint ventures to own and operate foundries or “take or pay” contracts that commit a company to purchase specified quantities of wafers over extended periods. While we are not currently a party to any of these arrangements, we may decide to enter into these arrangements in the future. We cannot be sure, however, that these arrangements will be available to us on acceptable terms, if at all. Any of these arrangements could require us to commit substantial capital and, accordingly, could require us to reduce our cash holdings, incur additional debt or secure equity financing. This could result in the dilution of our earnings or the ownership of our stockholders or otherwise harm our operating results. Furthermore, we may not be able to obtain sufficient foundry capacity in the future pursuant to such arrangements.

If our foundries discontinue or limit the availability of the manufacturing processes needed to meet our demands or are unable to provide the technologies needed to manufacture our products, we may face production delays or be forced to terminate affected products, which could materially and adversely impact our business, financial condition and results of operations.

Our wafer requirements represent a small portion of the total production of the foundries that manufacture our products. As a result, we are subject to the risk that a foundry may cease production of a wafer fabrication process required by us. Additionally, we cannot be certain that our foundries will continue to devote resources to the production of our products or continue to advance the process design technologies on which the manufacturing of our products are based. Each of these events could increase our costs and harm our ability to deliver our products on time, or force us to terminate affected products, thereby materially and adversely affecting our business, financial condition and results of operations.

Our dependence on third-party subcontractors to assemble and test our products subjects us to a number of risks, including the potential for an inadequate supply of products and higher materials costs. These risks may lead to delayed product delivery or increased costs, which could materially and adversely affect our business, financial condition and results of operations.

We depend on independent subcontractors in Asia for all of the assembly and the majority of the testing and shipping of our products to end customers. Our reliance on these subcontractors involves the following risks:

•	our reduced control over manufacturing yields, production schedules and product quality;

•	the potential closure, change of ownership, change in business conditions or relationships, change of management or consolidation by one or more of our subcontractors;

•	long-term financial stability of our subcontractors and their ability to invest in new capabilities and/or expand capacity to meet increasing demand;

•	disruption of services due to the outbreak of communicable diseases, acts of terrorism, natural disasters, labor disputes, or civil unrest;

•	disruption of manufacturing or test services due to relocation of subcontractor manufacturing facilities;

•	subcontractors imposing higher minimum order quantities for substrates;

•	failure of our subcontractors to obtain raw materials and equipment;

•	increasing cost of raw materials resulting in higher package costs;

•	entry into “take-or-pay” agreements;

•	additional costs to qualify new local assembly subcontractors for prototypes;

•	difficulties in selecting, qualifying and integrating new subcontractors;

•	reallocation or limited manufacturing capacity of the subcontractors;

•	a sudden, sharp increase in demand for semiconductor devices, which could strain our subcontractor’s manufacturing resources and cause delays in manufacturing and shipment of our products;

•	limited warranties from our subcontractors for products assembled and tested for us;

•	possible unavailability of qualified assembly or test services;

•	the subcontractors may cease production on a specific package type used to assemble product required by us and the possible inability to obtain an alternate source to supply the package;

•	potential increases in assembly and test costs; and

•	third-party subcontractors’ abilities to transition to smaller package types and to new package compositions.

These risks may lead to shipment delays and supply constraints of our products or increased cost for the finished products, either of which could adversely affect our business, financial condition or results of operations.

Our ability to meet current demand or any increase in demand for our products may be limited by our ability to test our semiconductor wafers.

As part of our manufacturing process, we must test all of our semiconductor wafers using certain “probe testing” equipment. As such, our ability to meet current demand or any increase in demand for our products depends, in part, on our ability to purchase and install sufficient testing equipment. Obtaining and installing this equipment is a time and capital intensive process and depends on our ability to accurately predict future sales. If we are unable to estimate future sales correctly or we are unable to obtain the necessary testing equipment on a timely basis, we may be unable to meet the current demand or any increased demand for our products.

Our reliance on foreign suppliers exposes us to risks associated with international operations, any of which could materially and adversely impact our business, financial condition and results of operations.

We use semiconductor wafer foundries and assembly and test subcontractors throughout Asia to manufacture a significant portion of our products. Our dependence on these subcontractors involves the following risks:

•	disruption of services due to political, civil, labor, and economic instability;

•	disruption of services due to natural disasters or outbreak of communicable diseases;

•	disruption of transportation to and from Asia;

•	embargoes or other regulatory limitations affecting the availability of raw materials, equipment or changes in tax laws, tariffs, services and freight rates; and

•	compliance with local or international regulatory requirements.

These risks may lead to delays in product delivery or increased costs, either of which could harm our profitability and customer relationships, thereby materially and adversely impacting our business, financial condition and results of operations.

We depend in part on the continued service of our key engineering and management personnel and our ability to identify, hire, incentive and retain qualified personnel. If we lose key employees or fail to identify, hire, incentives and retain these individuals, our business, financial condition and results of operations could be materially and adversely impacted.

Our future success depends, in part, on the continued service of our key design engineering, technical, sales, marketing and executive personnel and our ability to identify, hire, incentivize and retain other qualified personnel.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Current and prospective employees may experience uncertainty about their future roles with us until clear strategies are announced or executed. Sipex Corporation, while similar to us, did not have the same corporate culture, and some former Sipex Corporation employees may not want to work for us. In addition, competitors may recruit employees during our integration, as is common in high technology mergers. If we are unable to retain personnel that are critical to successful integration and our future operations, we could face disruptions in operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs.

In the future, we may not be able to attract and retain qualified personnel, including executive officers and other key management and technical personnel necessary for the management of our business. Competition for skilled employees having specialized technical capabilities and industry-specific expertise is intense and continues to be a considerable risk inherent in the markets in which we compete. Volatility or lack of positive performance in our stock price and the ability to offer equity compensation to as many key employees or in amounts consistent with past practices, as a result of regulations regarding the expensing of options, may also adversely affect our ability to retain key employees, all of whom have been granted stock options. Our employees are employed at-will, which means that they can terminate their employment at any time. The failure to retain and recruit, as necessary, key design engineers, technical, sales, marketing and executive personnel could harm our business, financial condition and results of operations.

Our results of operations could vary as a result of the methods, estimates and judgments we use in applying our accounting policies.

The methods, estimates, and judgments we use in applying our accounting policies have a significant impact on our results of operations. Such methods, estimates, and judgments are, by their nature, subject to substantial risks, uncertainties, assumptions, and changes in rulemaking by the regulatory bodies; and factors may arise over time that lead us to change our methods, estimates, and judgments. Changes in those methods, estimates, and judgments could significantly affect our results of operations. In particular, the calculation of stock-based compensation expense under Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), “Share-Based Payment,” requires us to use valuation methodologies (which were not developed for use in valuing employee stock options) and a number of assumptions, estimates, and conclusions regarding matters such as expected forfeitures, expected volatility of our share price, the expected dividend rate with respect to our common stock, and the exercise behavior of our employees. Furthermore, there are no means, under applicable accounting principles, to compare and adjust our expense if and when we learn about additional information that may affect the estimates that we previously made, with the exception of changes in expected forfeitures of share-based awards. Factors may arise over time that lead us to change our estimates and assumptions with respect to future share-based compensation arrangements, resulting in variability in our share-based compensation expense over time. Changes in forecasted share-based compensation expense could impact our gross margin percentage, research and development expense, selling, general and administrative expense and our tax rate.

Changes in our effective tax rate may have an adverse effect on our results of operations.

Our future effective tax rates may be adversely affected by a number of factors including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	changes in the valuation of our deferred tax assets and liabilities;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes, including write-offs of acquired in-process research and development and impairment of goodwill in connection with acquisitions;

•	changes in available tax credits;

•	changes in share-based compensation expense;

•	changes in tax laws or the interpretation of such tax laws and changes in generally accepted accounting principles; and/or

•	the repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes.

Any significant increase in our future effective tax rates could adversely impact net income for future periods. In addition, the U.S. Internal Revenue Service (IRS) and other tax authorities regularly examine our income tax returns. Our results of operations could be adversely impacted if these assessments or any other assessments resulting from the examination of our income tax returns by the IRS or other taxing authorities are not resolved in our favor.

Our engagement with foreign customers could cause fluctuations in our operating results, which could materially and adversely impact our business, financial condition and results of operations.

International sales have accounted for, and will likely continue to account for a significant portion of our revenues, which subjects us to the following risks:

•	changes in regulatory requirements;

•	tariffs and other barriers;

•	timing and availability of export or import licenses;

•	disruption of services due to political, civil, labor, and economic instability;

•	disruption of services due to natural disasters outside the United States;

•	disruptions to customer operations outside the United States due to the outbreak of communicable diseases;

•	difficulties in accounts receivable collections;

•	difficulties in staffing and managing foreign subsidiary and branch operations;

•	difficulties in managing sales channel partners;

•	difficulties in obtaining governmental approvals for communications and other products;

•	limited intellectual property protection;

•	foreign currency exchange fluctuations;

•	the burden of complying with foreign laws and treaties; and

•	potentially adverse tax consequences.

In addition, because sales of our products have been denominated primarily in U.S. dollars, increases in the value of the U.S. dollar as compared with local currencies could make our products more expensive to customers in the local currency of a particular country resulting in pricing pressures on our products. Increased international activity in the future may result in foreign currency denominated sales. Furthermore, because some of our customers’ purchase orders and agreements are governed by foreign laws, we may be limited in our ability, or it may be too costly for us, to enforce our rights under these agreements and to collect damages, if awarded.

The complexity of our products may lead to errors, defects and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our products.

Although we, our customers and our suppliers rigorously test our products, they may contain undetected errors, weaknesses, defects or bugs when first introduced or as new versions are released. If any of our products contain production defects, reliability, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to continue to buy our products, which could adversely affect our ability to retain and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products, which could adversely affect our results of operations.

If defects or bugs are discovered after commencement of commercial production of a new product, we may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other development efforts. We could also incur significant costs to repair or replace defective products. These costs or damages could have a material adverse effect on our financial condition and results of operations.

Because our communications integrated circuits typically have lengthy sales cycles, we may experience substantial delays between incurring expenses related to product development and the revenue derived from these products.

A portion of our revenue is derived from selling integrated circuits to communications equipment vendors. Due to their product development cycle, we have typically experienced at least an eighteen-month time lapse between our initial contact with a customer and realizing volume shipments. We first work with customers to achieve a design win, which may take nine months or longer. Our customers then complete their design, test and evaluation process and begin to ramp-up production, a period which typically lasts an additional nine months. The customers of communications equipment manufacturers may also require a period of time for testing and evaluation, which may cause further delays. As a result, a significant period of time may elapse between our research and development efforts and our realization of revenue, if any, from volume purchasing of our communications products by our customers. Due to the length of the communications equipment vendors’ product development cycle, the risks of project cancellation by our customers, price erosion or volume reduction are present for an extended period of time.

Our backlog may not result in future revenue.

Due to the possibility of customer changes in delivery schedules and quantities actually purchased, cancellation of orders, distributor returns or price reductions, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. We may not be able to meet our expected revenue levels or results of operations if there is a reduction in our order backlog during any particular period and we are unable to replace those sales during the same period.

Fixed operating expenses and our practice of ordering materials in anticipation of future customer demand could make it difficult for us to respond effectively to sudden swings in demand and result in higher than expected costs and excess inventory. Such sudden swings in demand could therefore have a material adverse impact on our business, financial condition and results of operations.

Our operating expenses are relatively fixed in the short to medium term, and therefore, we have limited ability to reduce expenses quickly and sufficiently in response to any revenue shortfall. In addition, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. From time to time, in response to anticipated long lead times to obtain inventory and materials from our outside suppliers and foundries, we may order materials in advance of anticipated customer demand. This advance ordering may result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize. This incremental cost could have a materially adverse impact on our business, financial condition and results of operations.

We may be unable to protect our intellectual property rights, which could harm our competitive position.

Our ability to compete is affected by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, mask work registrations, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, we may be unable to protect our proprietary information. Such intellectual property rights may not be recognized or if recognized, it may not be commercially feasible to enforce. Moreover, we cannot be certain that our competitors will not independently develop technology that is substantially similar or superior to our technology.

More specifically, our pending patent applications or any future applications may not be approved, and any issued patents may not provide us with competitive advantages or may be challenged by third parties. If challenged, our patents may be found to be invalid or unenforceable, and the patents of others may have an adverse effect on our ability to do business. Furthermore, others may independently develop similar products or processes, duplicate our products or processes or design around any patents that may be issued to us.

We could be required to pay substantial damages or could be subject to various equitable remedies if it were proven that we infringed the intellectual property rights of others.

As a general matter, the semiconductor industry is characterized by substantial litigation regarding patents and other intellectual property rights. If a third party were to prove that our technology infringed its intellectual property rights, we could be required to pay substantial damages for past infringement and could be required to pay license fees or royalties on future sales of our products. If we were required to pay such license fees whenever we sold our products, such fees could exceed our revenue. In addition, if it were proven that we willfully infringed a third party’s proprietary rights, we could be held liable for three times the amount of the damages that we would otherwise have to pay. Such intellectual property litigation could also require us to:

•	stop selling, incorporating or using our products that use the infringed intellectual property;

•

obtain a license to make, sell or use the relevant technology from the owner of the infringed intellectual property, which license may not be available on commercially reasonable terms, if at all; and/or

•	redesign our products so as not to use the infringed intellectual property, which may not be technically or commercially feasible.

The defense of infringement claims and lawsuits, regardless of their outcome, would likely be expensive and could require a significant portion of management’s time. In addition, rather than litigating an infringement matter, we may determine that it is in our best interests to settle the matter. Terms of a settlement may include the payment of damages and our agreement to license technology in exchange for a license fee and ongoing royalties. These fees could be substantial. If we were required to pay damages or otherwise became subject to such equitable remedies, our business, financial condition and results of operations would suffer. Similarly, if we were required to pay license fees to third parties based on a successful infringement claim brought against us, such fees could exceed our revenue.

Occasionally, we enter into agreements that expose us to potential damages that exceed the value of the agreement.

We have given certain customers increased indemnification for product deficiencies that is in excess of the standard limited warranty indemnification and could possibly result in greater costs, in excess of the original contract value. In an attempt to limit this liability, we have also increased our errors and omission insurance policy to partially offset these potential additional costs; however, our insurance coverage could be insufficient to prevent us from suffering material losses if the indemnification amounts are large enough.

Earthquakes and other natural disasters may damage our facilities or those of our suppliers and customers.

Our corporate headquarters in Fremont, California are located near major earthquake faults that have experienced seismic activity. In addition, some of our customers and suppliers are located near fault lines. In the event of a major earthquake or other natural disaster near our headquarters, our operations could be disrupted. Similarly, a major earthquake or other natural disaster affecting one or more of our major customers or suppliers could adversely impact the operations of those affected, which could disrupt the supply of our products and harm our business.

SELLING STOCKHOLDER

We are registering the shares of common stock to permit the selling stockholder to offer these shares of common stock for resale from time to time. The selling stockholder may sell all, some or none of the shares covered by this prospectus, and we are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling stockholder will hold the shares of our common stock before selling them. However, pursuant to the Lock-Up and Standstill Agreement dated May 7, 2007, the selling stockholder may not sell, offer, contract or grant any option to sell, pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of the common stock or any derivative securities obtained in the merger until August 25, 2008, the twelve-month anniversary of the effective time of the merger.

In the following table, except as noted below, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act, and this information does not necessarily indicate beneficial ownership for any other purpose. All information with respect to beneficial ownership has been furnished to us by the selling stockholder. Except as otherwise indicated in the footnotes below, we believe that the selling stockholder named in this table has sole voting and investment power over the shares of our common stock indicated. In determining the number of shares of our common stock beneficially owned by the selling stockholder and the percentage ownership of the selling stockholder, we include any shares as to which the selling stockholder has sole or shared voting power or investment power. The percentage of outstanding shares of common stock beneficially owned before the offering is based on 50,526,226 shares of common stock issued and outstanding as of September 30, 2007. The number and percentage of outstanding shares of common stock beneficially owned after the offering are presented under the assumption that all of the shares of common stock being offered by the selling stockholder are sold and no additional shares of common stock are purchased by the selling stockholder prior to the completion of the offering. For more information, see the section of this prospectus entitled “PLAN OF DISTRIBUTION.”

The table below lists the selling stockholder and information regarding its ownership of our common stock as of September 30, 2007:

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After the Offering
	Number	Percent	Number	Number	Percent
Rodfre Holdings LLC (2) 41 Main St. Bolton, Mass 01740	7,591,605	15.03%	7,591,605	0	0

(1)	“Prior to this Offering” means prior to the offering by the selling stockholder of the securities registered under this prospectus for resale.
(2)	A portion of the shares held by Rodfre Holdings LLC are registered in the name of Rodfre Lending LLC, which merged with Rodfre Holdings LLC, effective December 23, 2004. Robert G. Miller has voting power and investment control over the shares held by Rodfre Holdings LLC covered by this prospectus. Pierre Guilbault, the CFO of Future Electronics Inc., which is an affiliate of Rodfre Holdings LLC, is a member of the Board of Directors of Exar Corporation. Future Electronics Inc. is a distributor of Exar’s products.

DESCRIPTION OF THE OFFERED SECURITIES

Description of the Common Stock

The description of the common stock is incorporated by reference. For more information, see the section of this prospectus entitled “WHERE YOU CAN FIND MORE INFORMATION.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, located at 655 Montgomery Street, Suite 830, San Francisco, CA 94111.

Market Listing

Shares of our common stock are quoted on The NASDAQ Global Market with the trading symbol “EXAR”.

PLAN OF DISTRIBUTION

The shares of our common stock covered by the registration statement, of which this prospectus is a part, are being offered on behalf of the selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of our common stock or interests therein received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer. Subject to the Lock-Up and Standstill Agreement described below, the selling stockholder may sell the shares of our common stock or interests therein from time to time directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The shares of our common stock may be sold by one or more of, or a combination of, the following methods, to the extent permitted by applicable law:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	sales pursuant to Rule 144;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

•	a broker-dealer may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share.

The Lock-Up and Standstill Agreement establishes a “Lock-up Period” that runs to August 25, 2008. the twelve-month anniversary of the effective date of the merger, during which the selling stockholder may not sell, offer, contract or grant any option to sell, pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of our common stock, unless the amount of shares of our common stock so disposed of by the selling stockholder within the applicable three-month period is less than 500,000 shares.

If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with sales of the common stock or otherwise in accordance with the Lock-Up and Standstill Agreement, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume after the effective date of the registration statement of which this prospectus is a part. The selling stockholder may also sell securities short and deliver securities covered by this prospectus to close out short positions that were entered into after the effective date of the registration statement of which this prospectus is a part. Subject to the restrictions of the Lock-Up Period discussed above, the selling stockholder may also loan or pledge securities to broker-dealers that in turn may sell such securities.

Subject to the restrictions of the Lock-Up Period discussed above, the selling stockholder may pledge or grant a security interest in the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholder under this prospectus. The selling stockholder may also transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the common stock registered pursuant to the shelf registration statement of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts or commissions of the selling stockholder, including, without limitation, SEC filing fees and expenses. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will not be subject to transfer restrictions under the federal securities laws, in the hands of persons other than our affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by U.S. Holders and Non-U.S. Holders (each as defined below and collectively, “Holders”). This summary does not provide a complete analysis of all potential tax considerations, including any tax consequences under state, local or foreign tax laws or U.S. federal tax consequences other than U.S. federal income tax consequences. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, judicial decisions and administrative authority with respect thereto, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of our common stock. The summary applies only to Holders that hold our common stock as “capital assets” within the meaning of the Code. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of such Holder’s particular circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. Holder whose “functional currency” is not the U.S. dollar, brokers or dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, partnerships or other pass-through entities (and persons holding our common stock through a partnership or other pass-through entity), persons who acquire our common stock pursuant to an employment arrangement or otherwise as compensation, “passive foreign investment companies”, “controlled foreign corporations”, certain former citizens or residents of the United States or persons holding our common stock as part of a hedging or conversion, straddle or constructive sale transaction.

PERSONS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICATION OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state therein or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (4) a trust if it (a) is subject to the primary supervision of a court within the United States and one of more U.S. persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock.

Taxation of U.S. Holders

Distributions

If we make a distribution in respect of our common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of such U.S. Holder’s tax basis in such common stock, and any remaining amounts will be treated as gain from the sale or exchange of such common stock. If the U.S. Holder is a corporation, it may be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. Holders in respect of our common stock currently are taxed at a rate of 15% (effective for tax years through 2010), provided that certain holding period requirements are met.

Sale or Exchange of Our Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale or exchange of our common stock. The U.S. Holder’s gain or loss will equal the difference between the amount received by such holder in the sale or exchange and such holder’s tax basis in the common stock sold or exchanged. The gain or loss recognized by a U.S. Holder on a sale or exchange of our common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at a 15% rate (effective for tax years through 2010). The deductibility of capital losses is subject to limitations.

Taxation of Non-U.S. Holders

Dividends

Dividends paid to a Non-U.S. Holder on our common stock generally will be subject to U.S. withholding tax at a 30% rate (or such lower rate as specified under the terms of an applicable income tax treaty). However, dividends that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States are not subject to withholding tax if certain certification and disclosure requirements are satisfied. Instead, such dividends (net of specified deductions and credits) generally will be subject to U.S. federal income tax at the same graduated rates as applicable to a U.S. Holder. If a Non-U.S. Holder is a foreign corporation, any such effectively connected dividends received by such Non-U.S. Holder may be subject to an additional branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty). In order to receive an applicable reduced treaty rate with respect to dividends, a Non-U.S. Holder must satisfy certain disclosure and certification requirements. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

Sale, Exchange or Other Disposition of Our Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of our common stock, unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the gain generally will be taxed under regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, and, in the case of a Non-U.S. Holder that is a corporation, such gains may also be subject to the additional branch profits tax at a 30% rate (or such lesser rate as may be specified by an applicable income tax treaty);

•

subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition and meets certain other requirements, in which case the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•

we are or have been a “U.S. real property holding corporation” (USRPHC) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held such common stock, as applicable.

Generally a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we have never been, are not currently and are not likely to become a U.S. real property holding corporation for U.S. federal income tax purposes in the future.

Backup Withholding and Information Reporting

Under certain circumstances, Treasury regulations require information reporting and backup withholding on certain payments paid by brokers to their customers and certain payments on our common stock. Payments of dividends to U.S. Holders of our common stock generally will be subject to information reporting, and will be subject to backup withholding, unless such U.S. Holder (1) is an exempt payee, such as a corporation, (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements or (3) otherwise establishes an exemption. Payments made to U.S. Holders by a broker upon a sale of our common stock will generally be subject to information reporting and backup withholding. If the sale is effected outside of the United States by or through a foreign office of a foreign broker, however, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker has certain connections with the United States.

We must report annually to the IRS the dividends paid to each Non-U.S. Holder and the U.S. federal income tax withheld, if any, with respect to such dividends. Under provisions of an applicable income tax treaty or exchange of information treaty, copies of the information returns reporting those dividends and the amount of tax withheld may also be made available to tax authorities in the country where the Non-U.S. Holder is a resident. Payments to Non-U.S. Holders of dividends on our common stock generally will not be subject to backup withholding provided the Non-U.S. Holder meets applicable certification requirements or otherwise establishes an exemption. Backup withholding may apply, however, if either we or our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person.

Payments of proceeds made to Non-U.S. Holders upon a sale, exchange or other disposition of our common stock effected outside of the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker has certain connections with the United States, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the Non-U.S. Holder is not a U.S. person or such Non-U.S. Holder is otherwise entitled to an exemption, and other applicable certification requirements are met. Information reporting and backup withholding generally will apply to payments of proceeds from the sale, exchange or other disposition of our common stock effected through a U.S. office of a broker unless the Non-U.S. Holder certifies, under penalties of perjury, its status as a Non-U.S. holder and complies with other applicable certification requirements or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Holder with respect to the common stock under the backup withholding rules can be credited against the U.S. federal income tax liability of such Holder, provided the required information is timely furnished by such Holder to the IRS.

LEGAL MATTERS

The validity of our securities offered by this prospectus will be passed upon for us by O’Melveny & Myers, LLP.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Exar Corporation’s Annual Report on Form 10-K for the year ended March 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Sipex Corporation as of December 30, 2006 and December 31, 2005, and for each of the three years in the period ended December 30, 2006, incorporated by reference from the Current Report on Form 8-K/A of Exar Corporation dated November 5, 2007 in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-based payment” effective January 1, 2006), and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the fees and expenses payable by the Registrant in connection with the securities being registered under this registration statement. All of such fees and expenses are estimated:

Registration Fee — Securities and Exchange Commission	$2,913.28
Nasdaq Global Market Listing Fee	$65,000.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$25,000.00
Printing Fees and Expenses	$5,000.00
Blue Sky Fees and Expenses	$0.00
Transfer Agent Fees	$750.00
Miscellaneous	$1,000.00
Total	$109,663.28

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The bylaws of Exar provide for indemnification of directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; however, Exar is not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against Exar or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors or (iii) such indemnification is provided by Exar, in its sole discretion, pursuant to the powers vested in it under the Delaware General Corporation Law. Exar’s bylaws also provide for indemnification of other officers, employees and other agents as set forth in the Delaware General Corporation Law. Finally, the Exar bylaws provide that Exar will pay any expenses incurred in defending any indemnified action, in advance, if a determination is made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding that resulted in the indemnification claim or (ii) by independent legal counsel if such quorum is not obtainable that indemnification or advancement of fees is permissible.

ITEM 16.	EXHIBITS

Exhibit Number	Description
4.1 *	Lock-Up and Standstill Agreement dated May 7, 2007 between Exar Corporation and Rodfre Holdings LLC

5.1	Opinion of Counsel for Exar Corporation

23.1	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)

23.2	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)

23.3	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages of the Registration Statement hereto)

*	Previously filed as an Annex to Exar Corporation’s Registration Statement on Form S-4 filed on May 24, 2007 (File No. 333-143243)

ITEM 17.	UNDERTAKINGS

(a)	Each undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in this form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “CALCULATION OF REGISTRATION FEE” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	if the registrant is relying on Rule 430B:

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on November 5, 2007.

EXAR CORPORATION

By:	/S/ RALPH SCHMITT
Name:	Ralph Schmitt
Title:	President and Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ralph Schmitt and J. Scott Kamsler and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RALPH SCHMITT	Director,	November 5, 2007
Ralph Schmitt	President and Chief Executive Officer (Principal Executive Officer)

/S/ J. SCOTT KAMSLER	Senior Vice President and	November 5, 2007
J. Scott Kamsler	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ RICHARD L. LEZA	Chairman of the Board	November 5, 2007
Richard L. Leza

/S/ BRIAN HILTON	Director	November 5, 2007
Brian Hilton

/S/ PIERRE GUILBAULT	Director	November 5, 2007
Pierre Guilbault

/S/ JOHN S. MCFARLANE	Director	November 5, 2007
John S. McFarlane

/S/ JUAN “OSCAR” RODRIGUEZ	Director	November 5, 2007
Juan “Oscar” Rodriguez

/S/ PETER R. RODRIGUEZ	Director	November 5, 2007
Peter R. Rodriguez